Alion Code of
Ethics,
Conduct,
and Responsibility
(Third Edition)

November 2007

Dear Employee Owner:

Alion Science and Technology Corporation has published this Third Edition of the Code of Ethics, Conduct, and Responsibility. As employees of Alion, all of us will continue to share both the benefits and the responsibilities of integrating and maintaining this commitment as a cultural value of the company.

This edition of the Code reflects changes in our organization’s structure and in particular the rapid growth of Alion. I firmly believe that our significant success and growth are a result of our stability, integrity, and adherence to our Code of Ethics and its implementing policies and procedures. We hold a position of leadership in the industry, and we continue to strive toward maintaining the fundamental principles of fairness, honesty and common sense. These principles are the heart of the company’s philosophy, values and corporate standards. Strong business ethics should form the basis for all our relationships with employees, customers, partners, competitors, suppliers and colleagues. Actions that fall short of, or even appear to fall short of, these standards can only undermine our business integrity, standards of excellence, and ultimately our success.

Each employee is directed to familiarize themselves with this document and regularly practice its solid principles.

Sincerely,

Bahman Atefi
Chairman and CEO

TABLE OF CONTENTS

INTRODUCTION	1
COMPLIANCE WITH LAWS AND REGULATIONS	2
GENERAL MATTERS APPLICABLE TO GOVERNMENT CONTRACTS	2

PROTECTING SHAREHOLDER VALUE AND COMPLIANCE WITH APPLICABLE SECURITIES LAWS 3

INTEGRITY IN SCIENTIFIC RESEARCH	4
CONFLICTS OF INTEREST AND OUTSIDE ACTIVITIES	5
DISCRIMINATION AND HARASSMENT, INCLUDING SEXUAL HARASSMENT	6
EMPLOYMENT OF CURRENT AND FORMER U.S. GOVERNMENT EMPLOYEES	6
GRATUITIES, BRIBES AND KICKBACKS	7
GOVERNMENT PROPRIETARY AND SOURCE SELECTION INFORMATION	9
ORGANIZATIONAL CONFLICTS OF INTEREST	10
GOVERNMENT AND COMPANY INVESTIGATIONS	10
POLITICAL ACTIVITIES	11
OFFICE AUTOMATION AND INFORMATION SYSTEMS	11

PROTECTION OF CONFIDENTIAL AND/OR PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY 12

SECURITY OF U.S. GOVERNMENT CLASSIFIED AND OTHER SENSITIVE INFORMATION 13

TIME REPORTING	13
DEALING WITH COMPETITORS	14
DOING BUSINESS OVERSEAS	14
REPORTING VIOLATIONS	16
SUMMATION	16

ALION CODE OF ETHICS, CONDUCT, AND RESPONSIBILITY

INTRODUCTION

The purpose of the Alion Code of Ethics, Conduct, and Responsibility (the “Code”) is to state the principles of business ethics and conduct that Alion requires all its employees to follow in dealings on behalf of Alion with the government, the general public, customers, suppliers, competitors, and fellow employees, and to outline the requirements of the Alion Ethics Compliance Program (the “Program”). All officers and managers are responsible for making this Code known and regularly stressing its importance to employees over whom they have supervision.

All Alion employees are obligated to immediately report any violation or apparent violation of this Code or the Program. The Program provides various mechanisms for such reporting to the employee’s direct supervisor, Group Manager, Group Compliance Officer, or directly to the Alion Corporate Office, to the Corporate Compliance Officer, the Law Department or the Human Resources Department. Employees may also call the Alion Ethics Hotline at 1-888-230-5459 or 1-703-506-1458 from overseas/toll free.

For a list of Company contacts referred to in this document, please see the Ethics Contact List.

Alion will investigate all incidents reported to the Company to the fullest extent possible, and will take any appropriate action to address the situation.

Violations of this Code by any employee may result in disciplinary action up to and including discharge from employment. Alion may apply such disciplinary measures to any employee who directs or approves of prohibited activities, or who has knowledge of them and does not move promptly to correct and report them. Additional criminal or civil penalties may apply for violation of a federal, state, or municipal regulation governing activities outlined in this Code.

For additional information regarding implementation of the Program, consult Company policy EC 1.01 – Ethics Compliance Program. For further information regarding Group Compliance Officer’s duties consult Company policy EC 1.02 – Group Compliance Officer Guide.

For additional information regarding particular ethics-related subjects, consult other policies and procedures referenced in the Program. These policies and procedures can be found on the Alion Intraweb. Employees are responsible for being familiar with and complying with these policies and procedures.

COMPLIANCE WITH LAWS AND REGULATIONS

Alion shall conduct its business activities in compliance with all applicable laws, regulations, and judicial decrees of the United States (federal, state, and local) and of other countries where Alion transacts business. No employee may take any action on behalf of Alion that the employee knows, or reasonably should know, would violate any law or regulation.

In addition to literal compliance with legal requirements, each employee must adhere to the overriding moral and ethical standards of fair dealing in the conduct of business. Alion’s interests are not served by unethical practices and activities even in the absence of a technical violation of law. When no legal requirement applies directly to a questionable situation, employees shall conduct Alion business in a manner protective of Alion’s tradition of integrity and ethical conduct.

GENERAL MATTERS APPLICABLE TO GOVERNMENT CONTRACTS

The Company will always deal honestly and fairly with all government customers, as well as with other contractors, teaming partners, subcontractors, suppliers and consultants supporting our government business. When making government proposals and negotiating contracts, Alion will always be accurate, current, and complete in all of its representations. In conducting business with government agencies, the Company is required to abide by certain special contract and procurement regulations and rules designed to protect the public interest and integrity of the governmental procurement processes.

In addition, the submission to a government customer of a proposal, price quotation, claim or other information that is knowingly false, incomplete or misleading can result in civil or criminal liability for both the Company and individual employees involved in the submission. The penalties for such practices include suspension of a contract, debarment, imprisonment and/or fines. The Company is obligated to and shall disclose, when required to do so, current, accurate and complete cost and pricing data. Generally, cost and pricing data includes historical price and cost information plus information related to supplier quotations, cost trends, management decisions or other factors that may potentially affect costs.

Employees involved in contract management and cost and pricing activities must also review and verify any required subcontractor cost and pricing data that will be used as the basis for a cost proposal. When such cost and pricing data are not required to be submitted, or when such data are not reasonably available, employees should ensure that any costs or prices quoted are fair, reasonable and consistent with commercial practices and Alion policies and procedures.

In addition, the Company will perform services that comply with all contractual requirements and the Company’s high quality standards. Alion strives to deliver services that: (a) are performed by an individual with the appropriate level of expertise as required by the contract; (b) meet contract specifications; and (c) accurately comply with applicable performance standards.

Government contracts frequently impose high-level quality requirements for critical and complex items. Management is responsible for identifying such requirements and communicating them to all employees assigned to the project. Where a contract specifies use of particular components, equipment, materials or processes, such specifications will be followed. Substitution of other components or changes in the scope of work in a contract is permitted only upon receipt of a written contract modification signed by the authorized government official, or as otherwise permitted by the contract. In such cases, employees should consult with the appropriate Group Contracts Manager or the Corporate Director of Contracts for guidance.

PROTECTING SHAREHOLDER VALUE AND COMPLIANCE WITH APPLICABLE SECURITIES LAWS
(See Policy Nos. TA1.01, TA3.02, TA11.01, and AD4.04)

Alion is a 100 percent employee-owned company under an Employee Stock Option Plan (“ESOP”). Although Alion’s stock is not publicly traded, due to the application of certain statutory and regulatory requirements, Alion is required to publicly disclose and file with the U.S. Securities and Exchange Commission (“SEC”) certain financial and other business information as if it were a publicly traded company. Accordingly, all Alion employees must comply with applicable state and federal securities laws, SEC regulations and other regulations governing ESOPs.

Proper Accounting: In order to assure corporate integrity for its shareholders and to preserve and enhance shareholder value, the Company will aggressively pursue growth and earnings objectives, while keeping ethical and legal standards at the forefront of all activities. This includes absolute reliability and accuracy of books and records, and honesty in disclosures and providing information. The books of account, financial statements, and records of the Company are intended to reflect accurately and fairly, in reasonable detail, the Company’s operations and financial position and the underlying transactions and any disposition of assets. The books, statements and records should be maintained in accordance with established financial and accounting policies issued by the Company and with accepted accounting principles, and in accordance with SEC requirements. All invoices submitted to the government for payment must be reviewed carefully for accuracy. If there is doubt as to whether a particular cost is allowable, it should not appear on the invoice. An employee’s approval of an invoice means that the employee has certified that the amounts claimed are proper. Submission of inflated claims could lead to liability for the Company and the employee who approves the claim.

Recording and Reporting Information: Information that is the basis for recording transactions or measuring the Company’s performance and results should be recorded and reported accurately and honestly. No employee shall falsify, forge, or record inaccurate or misleading information on these or any other documents. Dishonest reporting, either inside or outside the Company, is strictly prohibited. This includes misreporting information or organizing it in a way that is intended to mislead or to misinform those who receive it.

Disclosure Obligations and Procedures: The Company’s policy is to release data of public importance at the earliest appropriate time consistent with the need to both maintain confidentiality of information before final decisions are made and to avoid endangering the Company’s business through disclosure of information potentially advantageous to competitors.

Discussing Company Affairs: Information about the Company and its affiliates, particularly financial information not yet disclosed, should not be disclosed to persons outside the Company, unless the information has been made public or unless disclosing the information is job performance related and in accordance with applicable securities laws and regulations. Confidential Company business should not be discussed in public places or in places where visitors are likely to be present, such as lobbies, elevators and cafeterias.

Insider Trading: The use of non-public information for private gain, or the disclosure of non-public information to persons other than Alion employees or others who have a legitimate business need for the information, is strictly prohibited. The trading of Alion securities or securities of other publicly-traded companies based on material, non-public information relating to any company is unethical and illegal. Such trading includes acquiring a beneficial interest in Alion’s stock through pre-tax deferrals, rollovers or transfers to the ESOP. Liability can also extend to any employee who discloses material, non-public information to another person, who in turn uses such information in a securities transaction. Even accidental disclosure of inside information to another party can be a serious breach of corporate confidentiality and can also result in insider trading. For this reason, every employee must avoid discussing sensitive information in any place where such information may be overheard by others. All incidents of disclosure of inside information must be promptly reported to the Law Department. Information is considered material if it would be considered important by investors making decisions on whether to purchase, sell or hold the securities of the company in question.

INTEGRITY IN SCIENTIFIC RESEARCH
(See Policy No. AD4.07)

Consistent with our commitment to excellence, Alion fosters a research environment that expects ethical conduct in research from all employees. Alion expects all staff scientists and engineers to understand and follow applicable ethical codes and standards relating to scientific research. Alion will not tolerate scientific misconduct of any kind, and will investigate any allegation of misconduct using the Alion policy and procedures for Investigating and Reporting Scientific Misconduct.

“Misconduct” or “Misconduct in Science” in this sense means fabrication, falsification, deception, plagiarism, or other practices that seriously deviate from those that are commonly accepted within the scientific community for proposing, conducting, or reporting research. It may also be a material failure to comply with institutional assurances of research integrity and applicable laws. The term does not include honest error or honest differences in interpretations or judgments of data.

CONFLICTS OF INTEREST AND OUTSIDE ACTIVITIES
(See Policy No. EC1.01)

Employees may not engage in any outside interest, activity, or investment which, in the opinion of Alion, may reflect against Alion or conflict with its best interests. For purposes of this guideline, an activity, interest, or investment of the employee may include the activities, interests, and investments of an employee’s family.

Any outside interest, activity, or investment fully disclosed to Alion and approved, either at the time of initial employment or subsequent thereto, may continue in the manner approved until and unless Alion advises the employee to the contrary. Employees who have questions about the propriety of any outside interests, activities, or investments may obtain a clarification by submitting a written request to their Group Manager.

Each case has circumstances peculiar to itself; therefore, it is not feasible to classify all possibilities. The following guidelines assist in interpreting and administering this policy:

•	With prior approval of the Group Manager, an employee may serve as a lecturer or instructor in a school. With the prior approval of the Group Manager, Sector Manager and the Chief Executive Officer, an employee may participate in government and professional society advisory committees. Unless otherwise approved in writing by the Chief Executive Officer, Alion shall be entitled to any fees, honoraria, compensation, reimbursed expenses, or per diem received by the employee.

•	No approvals are required for participation in religious, educational, professional, or charitable organizations that are not-for-profit, do not require substantial time commitments, and have no present or anticipated conflict of interest with Alion.

•	Serving in the capacity of director or officer of an outside for-profit organization requires approval of the Chief Executive Officer.

•	Employees appointed by the Chief Executive Officer may serve as a director, officer, or in another management capacity of Alion-controlled entities and Alion affiliates.

•	Accepting sales commissions, professional fees, or other forms of remuneration from outside Alion in connection with, or resulting from, duties or responsibilities as an employee of Alion is prohibited.

•	Directly or indirectly engaging in, or holding financial interests in a business enterprise that competes with, or is a customer of, or does a material part of its own business with Alion is prohibited. However, an employee may own securities of enterprises that are listed or traded through any registered or licensed broker in a recognized over-the-counter market, provided such ownership does not give the employee any significant measure of control or influence, the employee is not a principal, and such securities are not acquired or disposed in a violation of the “insider information” rules or other applicable laws. Employees must realize that these rules and laws may change and evolve; they must ensure that their conduct meets currently applicable standards.

•	Employees are prohibited from using for personal, financial, or business gain a customer’s or Alion’s privileged or confidential information that has not been made available to the public. Written approval from the Group Manager, Sector Manager and the Chief Executive Officer is needed if the employee has a compensated or uncompensated employment relationship besides Alion other than those as noted above.

DISCRIMINATION AND HARASSMENT, INCLUDING SEXUAL HARASSMENT
(See Policy No. HR1.02)

Alion is committed to providing equal opportunity in employment to all employees and applicants for employment. No person shall be discriminated against in employment because of race, religion, color, sex, sexual orientation, age, national origin, disability, or military status.

Alion promotes a productive work environment and will not tolerate verbal or physical conduct that creates an intimidating, offensive, or hostile environment. No form of harassment will be tolerated including harassment for race, national origin, religion, disability, pregnancy, age, military status, sex or sexual orientation.

Any employee who engages in acts that constitute discrimination and/or harassment will be disciplined in a manner appropriate to the offense up to and including discharge from employment.

Each manager has a responsibility to keep the workplace free of any form of discrimination and/or harassment, and in particular, sexual harassment. No supervisor or manager is to threaten or insinuate, either explicitly or implicitly, that an employee’s refusal or willingness to submit to sexual advances will affect the employee’s terms or conditions of employment.

Any employee who believes that a supervisor’s, manager’s, other employee’s, or non-employee’s actions or words constitute unwelcome harassment has a responsibility to report the situation as soon as possible to his or her supervisor or manager, or to the Director of Human Resources or senior management if the complaint involves the supervisor or manager. All acts of discrimination or harassment should be reported to a supervisor or manager, senior management, or the Director of Human Resources.

EMPLOYMENT OF CURRENT AND FORMER U.S. GOVERNMENT EMPLOYEES
(See Policy No. EC1.08)

Federal laws and regulations govern the employment of current or former U.S. government employees (military or civilian), either directly or as consultants. These requirements also regulate the circumstances under which Alion may engage in pre-employment discussions. If a current government employee seeks employment with Alion during an ongoing procurement, employees must notify their supervisors immediately to initiate review of the situation in accordance with federal procurement integrity requirements.

All prospective employees and consultants who are currently a U.S. government officer or employee, or a former U.S. government officer or employee who left the government within the last twenty-four months, must complete the Alion Employment Questionnaire and Certification Form.  This Questionnaire and Certification is designed to assist Alion in determining which restrictions, if any, apply to the prospective employee/consultant and in assessing their impact upon (a) employment discussions, (b) hiring restrictions, and (c) future work assignment at Alion.

Before initiating any action to discuss employment by Alion of current or former government employees, employees must consult with the Director of Human Resources. In the event that a former government employee becomes a consultant or employee of Alion, Alion will observe all applicable post-employment requirements.

GRATUITIES, BRIBES AND KICKBACKS
(See Policy No. EC1.04)

No employee shall make, receive, or cause to be made or received any improper payment or inducement that may be described as a bribe, kickback, or fee in connection with a business activity, to or from any actual or potential Alion customer, supplier or government official.

Federal government departments and agencies are subject to procurement integrity laws and other regulations concerning acceptance by their employees of entertainment, meals, gifts, or anything of value from firms and persons with whom the departments and agencies do business. Employees may not give, or offer to give, government employees or their families any prohibited entertainment, meal, gift, or item of value, other than nominally valued items. While entertaining private clients, employees may not incur any extravagant or any unreasonable expenses.

This Code does not prevent employees from socially entertaining business acquaintances. It should be clear however, that Alion does not consider the entertainment of government employees to be related to the business activities of Alion. No expenditure for such social entertainment is permitted.

Federal Executive Branch Employees

Alion employees are prohibited from giving anything of value to federal

Executive Branch employees, subject to two authorized exceptions:

Exception 1: Alion or an individual employee may provide a marketing or promotional item such as a mug, pen or T-shirt listed in the Alion Promotional Catalog that has a market value (in this case the price of the item to include additional charges) of $20 or less per government employee, per occasion, so long as the total value of the items during a calendar year does not exceed $50. These pre-approved items, many of which are priced below $20 and therefore deemed to be of nominal value, are found in the Alion Promotional Catalog. Any other proposed promotional item not contained in the Catalog must be reviewed and approved in advance by the Alion Law Department.

Exception 2: Alion or an individual employee may provide business meals to government employees with a market value of $20 or less per government employee, per occasion, so long as the total value of all meals provided to a single government employee during a calendar year does not exceed $50. It is important to remember that this limit applies to all meals, including “working lunches” on Company premises, and the cost of the meal must take into account its full value (e.g., tips, taxes, transportation). If the limit is exceeded during a meal, arrangements must be made with the government employee to pay for the meal consume. Certain other promotional events such as Company-sponsored cocktail parties or hospitality suites must be reviewed and approved in advance by the Law Department.

No “buy down” of a meal or promotional item is authorized under the regulations, which means that if the meal or promotional item costs more than $20, the government employee is not permitted to make up the difference. This applies to both the $20 per occasion and $50 per calendar year limits.

Federal Legislative and Judiciary Branches, and State and Local Government Employees

Employees of the federal Legislative and Judiciary Branches and employees of state and local government departments or agencies are subject to a wide variety of different laws and regulations. Consult the Law Department prior to offering such employees anything of value.

Business Courtesies to Non-Government Persons – Meals, Refreshments and Entertainment

It is an acceptable practice for Alion employees to provide meals, refreshments, entertainment, and other business courtesies of reasonable value to non-government persons in support of business activities, provided:

•	The practice does not violate any law or regulation or the standards of conduct of the recipient’s organization; the offerer inquires about prohibitions or limitations of the recipient’s organization before offering any business courtesy; and

•	The business courtesy must be consistent with marketplace practices, infrequent in nature, and may not be lavish or extravagant. While it is difficult to define “lavish or extravagant” by means of a specific dollar amount, a common sense determination should be made consistent with reasonable marketplace practices.

Business Courtesies to Non-Government Persons – Gifts

Alion employees are prohibited from offering or giving tangible gifts (including tickets to sporting, recreational, or other events) having a market value of $100 or more to a person or entity with which the Company does or seeks to do business, unless specifically approved by his or her supervisor and the Law Department.

Business Courtesies to Alion Employees — Meals, Refreshments and Entertainment

Although an employee may not use his or her position at Alion to foster obtaining business courtesies, it is permissible to accept unsolicited meals, refreshments, entertainment, and other business courtesies on an occasional basis, provided:

•	The acceptance will foster goodwill and successful business relations;

•	The courtesies are not lavish or extravagant under the circumstances;

•	The courtesies are not frequent and do not reflect a pattern or the appearance of a pattern of frequent acceptance of courtesies from the same entities or persons; and

•	The employee accepting the courtesies would feel comfortable discussing the courtesies with his or her manager or coworker, or having the courtesies known by the public.

It is the personal responsibility of each employee to ensure that his or her acceptance of such meals, refreshments, or entertainment is proper and could not reasonably be construed in any way as an attempt by the offering party to secure favorable treatment.

Due to the complexities of the ethics laws, Alion does not permit employees to invoke some of the other government-recognized exceptions to the gratuities restrictions (e.g., gifts based on personal relationships, awards to government employees, employment discussions, etc.). Alion may, at its discretion, make limited exceptions to this restriction on a case-by-case basis. In addition, although employees need not report any activity falling within any of the above two exceptions, employees are strongly encouraged to contact their appropriate Group Compliance Officer, the Corporate Compliance Officer or any member of the Law Department to confirm that any activities are in compliance with applicable laws, regulations or the Alion Ethics Compliance Program, or to discuss any other ethics-related matter. Also, as a reminder, every Alion employee, subcontractor and consultant is obligated to report any violation of any laws, regulations or a restriction contained in the Program.

GOVERNMENT PROPRIETARY AND SOURCE SELECTION INFORMATION
(See Policy No. EC1.04)

Employees shall not obtain, or ask to obtain, directly or indirectly, from any government employee or other third parties, any information believed to contain proprietary or source selection information not belonging to the Company, except where permitted by law or express agreement. Examples include information contained in a competitor’s bid or proposal, cost or pricing data, or other information submitted to the government or contemplated for submission to the government and designated as proprietary in accordance with law or regulation.

ORGANIZATIONAL CONFLICTS OF INTEREST
(See Policy No CN3.10)

Alion policy prohibits any contract from being negotiated or executed if the interests of a particular customer are of such a nature as to compromise or threaten Alion’s ability to maintain unbiased objectivity in serving its other customers.

Where an actual or potential OCI may occur by entering into a contractual agreement or by accepting a task under an awarded contract, such contractual instruments may be entered into only after all of the following conditions have been satisfied:

•	Full and complete disclosure of the actual or potential OCI has been made to the appropriate governmental official(s) with a proposed means of avoiding, mitigating or neutralizing all perceived conflict(s), and

•	Consent to the execution of the contractual arrangement has been obtained from the appropriate governmental official(s), along with any necessary government approvals of an appropriate OCI avoidance and mitigation plan where required.

GOVERNMENT AND COMPANY INVESTIGATIONS
(See Policy Nos. EC1.03, EC1.06 and EC1.11)

As a U.S. government contractor, the Company is subject to an array of laws and regulations governing its business activities. In some circumstances, a government agency may initiate an investigation or review the Company’s activities or the activities of an employee. In such investigations, the Company will comply with all applicable laws, regulations and contractual requirements, and will cooperate fully with appropriate investigating agency officials. In addition, the Company has certain procedures in the event a government official contacts an employee, requests information from an employee or the Company and/or seeks to interview any employee in connection with an investigation that may involve possible violations of law.

In the event of such investigations, the Company will often conduct its own internal investigation in cooperation with any government review. The Company also maintains a policy of voluntary disclosure to appropriate government agencies with regard to any suspected violation of laws involving the Company or any of its employees.

Alion also maintains policies and procedures for the Audit and Finance Committee and/or the Corporate Governance and Compliance Committee of its Board of Directors to administer and investigate complaints of a financial or other material nature including, but not limited to, accounting, financial reporting, and internal controls.

POLITICAL ACTIVITIES
(See Policy No. EC1.01)

Alion encourages employees to endorse, advocate, contribute to, or otherwise support any political party or candidate, or engage in any political activity. Employees may not, however, engage in any such activities during normal work time or on Alion premises. In any public political statement, references to an employee’s affiliation with Alion or any of its activities should be avoided; in any personal political activity, it must be clear that the employee is acting personally and not on behalf of Alion. In addition, federal and local laws govern contributions made to political candidates. No illegal political contributions may be made by an employee either in an individual capacity or on behalf of Alion. Employees may contribute personally to the candidates and parties of their choice, but will not be compensated or reimbursed in any way for such personal contributions. For purposes of this section, the term “contributions” includes the use of Alion facilities and employee time in connection with an election for public office. Thus, before making such use of Alion resources, the employee must obtain approval from the Law Department.

In addition, federal and state laws govern the activities of government lobbyists. All such activities on behalf of Alion shall be coordinated with the Director of Business Development.

The Alion Science and Technology Corporation Political Action Committee (“Alion PAC”) makes all U.S. political contributions on behalf of Alion’s business interests. Alion PAC is funded by the voluntary contributions of eligible employees of Alion and its affiliates. Consistent with federal regulations, only eligible employees are asked to consider supporting the Alion PAC.

Eligible employees must also contact the Alion PAC for guidance before contacting U.S. Congressional and Executive Branch employees and staff.

OFFICE AUTOMATION AND INFORMATION SYSTEMS
(See Policy Nos. IT1.01 and IT1.04)

With the increasing dependence on office automation and information equipment in the workplace, employees have access to a wide variety of information media, including computer hardware and software, telephones, internet access, photocopiers, and facsimile equipment. Alion limits the use by employees of all office automation and information systems, whether company-owned or customer-owned, to company business. In keeping with this limitation, all information stored or transmitted with the use of computer-based and voice-based information systems owned or otherwise used by Alion shall remain the sole property of Alion. Alion reserves the right to access and audit all such information systems at any time.

No employee may use office automation and information systems to display, store, or transmit any information that others may construe as harassment or disparagement on the basis of race, national origin, sex, sexual orientation, age, disability, or religious or political beliefs.

PROTECTION OF CONFIDENTIAL AND/OR PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY
(See Policy No. EC1.07)

All employees are responsible for ensuring the proper protection of all Alion confidential and/or proprietary information and capital assets including intellectual property. This responsibility is not limited to Alion facilities, but extends to the reasonable protection of all assets used by Alion in the performance of its mission. This responsibility also extends to all confidential and/or proprietary information and intellectual property produced by and/or communicated to employees as a result of employment at Alion. In accordance with Alion’s Employee Intellectual Property Agreement, Alion retains all rights, title, and interest to all inventions, software, and other intellectual property that result from or are suggested by work performed by employees for Alion or use of Alion resources.

Each Alion employee shall: (a) treat all confidential and/or proprietary information in a secret and confidential manner, take all responsible steps to maintain such secrecy, and comply with all applicable procedures established by Alion with respect to maintaining the secrecy and confidentiality of confidential and/or proprietary information; (b) use confidential and/or proprietary information only as necessary and proper in the performance of his or her duties as an employee of Alion; and (c) not directly or indirectly, without the written consent of Alion, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any confidential and/or proprietary information. Under no circumstances shall an employee use, directly or indirectly, any such confidential and/or proprietary information for any purpose other than for Alion’s sole benefit. All employees shall, upon termination of employment with Alion, deliver all confidential and/or proprietary information in their possession to Alion.

In addition to the obligations with respect to Alion confidential and/or proprietary information, Alion must protect and hold in confidence confidential and/or proprietary and business-sensitive information given to it by industrial corporations or individuals with whom it does business. Employees must report their possession of such information to the Group Manager, and shall take all actions necessary to protect such third party information from unauthorized disclosure.

For purposes of this Code and the employee obligations contained herein, “confidential and/or proprietary information” means all information originated by or peculiarly within the knowledge of Alion or a third party that is not generally available to others. This information may be in any form, including without limitation, oral and written communication, computer software, facsimiles, electronic mail, and all other mechanical, digital, electrical or technological transcriptions or reproductions, all tangible items such as samples, prototypes and demonstration models. For example, confidential and/or proprietary information may include technical, financial, marketing and other business information that, if made available to our competitors or the public, would be advantageous to our competitors or detrimental to Alion or its customers.

In dealing with equipment that is government property; specific regulations govern its use, possession, transfer and disposal. In general, Alion may use government property only for its original acquisition project, unless Alion receives government approval for other uses. Similarly, Alion shall use the property and equipment of a private customer only for the furtherance of that individual customer’s business.

All employees who deal with foreign contracts or the export of goods and/or services to foreign countries must familiarize themselves with U.S. export regulations that govern the transfer of technology. These laws prohibit the transfer of certain types of unclassified technology with military or space applications to foreign sources and/or non-resident aliens.

SECURITY OF U.S. GOVERNMENT CLASSIFIED AND OTHER SENSITIVE INFORMATION
(See Policy No. EC1.05)

All employees have an obligation to comply with the government regulations and laws that protect our nation’s defense secrets and to prevent any unauthorized access to or dissemination of sensitive information.

Employees who have a valid security clearance and require access to specific classified information must handle such information, in whatever form it exists, strictly in accordance with the procedures set forth by the appropriate governmental agency for safeguarding classified information. Such procedures normally encompass activities such as storage, reproduction, review, shipping and destruction of classified information.

Employees shall not seek access to, accept, or retain any classified materials for which they have no need to know, or which they are not otherwise entitled to possess. Employees with questions relative to the security of U.S. government classified information should contact their local Facility Security Officer or Alion’s Corporate Security Officer.

In addition, information may be unclassified but sensitive in the form of documents labeled “For Official Use Only” or “For Internal Use Only” (or words to that effect) to identify information or material which, although unclassified, may not be appropriate for public release, or “NOFORN” meaning that the information is not to be conveyed in any manner to foreign national except through a license or other valid approval from the appropriate U.S. federal agency or classifying authority. Employees shall take appropriate steps to protect such information from unauthorized disclosure consistent with the agency rules and policies under which such document is issued.

TIME REPORTING
(See Policy No. TA4.11)

Timely and accurate completion of timesheets as described in Alion’s policies and procedures is essential. Alion must ensure that no cost is allocated to a government contract, either directly or indirectly, where unallowable, contrary to the contract or related regulations or otherwise improper. Timesheets must report the number of hours worked and the proper distribution of the time against appropriate cost objectives represented by project and overhead ventures. Employees can ensure accuracy in time reporting by charging a cost objective only for the work performed on that objective. Each employee shall complete an original timesheet (using either the paper or electronic time reports) on a daily basis.

All employees will record all hours worked on a daily basis or by 10 a.m. the next business day. Reporting hours not worked, but for which pay is received (i.e., leave, excused absences), must be true and accurate. Shifting of costs to a contract other than the contract worked on is strictly prohibited. It is essential that employees properly document and allocate any cost charged to a customer. These costs might include, but are not limited to, travel expenses, storeroom withdrawals, purchases, use of equipment charges, etc. Improper charging or allocation of time or any other cost may constitute a violation of civil or criminal statutes and regulations.

Direct-charge employees must keep time and labor-charging reports current and must properly report all time spent on each project/assignment. Assignments shall not be initiated until all proper documentation, including a charge number, has been issued and communicated to the employee. When this is not possible, a governmental “Authority to Proceed” is required.

DEALING WITH COMPETITORS
(See Policy No. EC1.01)

The Company prohibits unfair methods of competition and unfair or deceptive acts or practices in the conduct of its business affairs. In situations where Alion is considering the possibility of teaming with a company or organization to respond to a particular opportunity, the company or organization will, in most cases, not be considered a competitor with respect to that particular opportunity for purposes of this section. However, the same company or organization with which Alion is teaming on a specific opportunity may be competing against Alion on other opportunities. In those situations, that company would be considered a competitor to which the requirements of this section apply. Since teaming arrangements with competitors may raise antitrust issues, care must be taken to avoid such issues prior to entering into a teaming arrangement with any of the Company’s competitors. In addition, employees are prohibited by law and Company policy from entering into any agreement or understanding with a competitor regarding prices. This includes any agreement or understanding that affects prices or any other conditions of sale.

DOING BUSINESS OVERSEAS
(See Policy Nos. AD7.01 and EC1.10)

Alion’s international scope is expanding and employees must be mindful of both the U.S. laws and the laws and customs of the host country in which Alion has business activities. Although a survey of host country laws is beyond the scope of this Code, the following U.S. laws applicable to business activities overseas are noted:

•	Foreign Corrupt Practices Act (“FCPA”)

•	Antiboycott Laws

•	Embargo Regulations

•	Export/Import Laws and Regulations

Foreign Corrupt Practices Act (“FCPA”): The FCPA has two principal components that:

•	Prohibit the making of bribes, kickbacks, or other forms of corrupt, illegal or improper payments to government officials for the purpose of obtaining or retaining business.

•	Require that the financial books, records and accounts of the Company are accurate, current and complete in all respects, and that the Company has a system of internal accounting controls to ensure accurate books, records and accounts.

Antiboycott Laws: The Antiboycott Law prohibits U.S. persons and companies from taking actions or entering into agreements that further economic boycotts or restrictive trade practices not supported by the United States. This primarily involves prohibiting actions that have the effect of furthering the Arab Boycott of Israel.

Embargo Regulations: The Office of Foreign Assets Control (“OFAC”), through the Foreign Assets Control Regulations, prohibits exports to certain countries, individuals or entities that are the object of sanctions by the United States. These regulations apply to all technologies and all transactions, not just exports. Something as simple as electronic mail exchanges or sending marketing materials to certain countries can violate the OFAC regulations. All transactions conducted by Alion and its employees must be carefully analyzed to ensure that an embargoed country, or a national from an embargoed country, is not involved.

The Export/Import Laws and Regulations: The Export/Import Laws and Regulations were enacted to:

•	Encourage and allow international commerce, while maintaining the well-being and national security interests of the United States. The Export Administration Regulations and the International Traffic in Arms Regulations establish licensing, recordkeeping, screening, and reporting frameworks designed to ensure that these Regulations are properly implemented and enforced.

•	Prohibit the export and re-export of certain U.S. origin products, services and technologies and control the export or re-export of certain products, services or technologies.

•	Require the use of an export license, license exception or license exemption to export, ,controlled products, services, or technology specifically identified by the U.S. government.

Violations of these laws and regulations can result in severe fines to Alion and its employees, and can result in imprisonment.

REPORTING VIOLATIONS
(See Policy Nos. EC1.01 and EC1.03)

Employees should promptly report any violations of this Code, its implementing policies and procedures, or other violations of the law, in accordance with Alion policy EC 1.03 — Internal Investigation and Disclosure of Ethics Violations. No form of reprisal will be taken against any employee for reporting in good faith actual or suspected violations of the Code, and reports will be treated confidentially to the extent practicable. All reported violations will be promptly investigated in accordance with applicable Alion policies and procedures. It is imperative that reporting persons not conduct their own preliminary investigations. Employees are expected to cooperate fully with such investigations and to provide all information that they possess regarding such violations, whether or not they consider it relevant. Failure to cooperate fully in a forthright manner with any such investigation is grounds for severe disciplinary action up to and including termination.

Any employee involved in a violation of the Code may be subject to disciplinary action, up to and including termination from employment, as well as civil and criminal penalties.

Retaliation against employees for reporting in good faith actual or suspected violations of the Code will not be tolerated. Alion investigates all allegations of retaliation and takes appropriate corrective action whenever such investigations conclude that retaliation has occurred.

SUMMATION

The success of Alion’s Ethics Compliance Program depends on the support and cooperation of all employees. If you have questions relative to the conduct or laws summarized in this Code, contact your supervisor or manager, or anyone else on the Ethics Contact List. By keeping these broad lines of communication open and by conducting ourselves responsibly and ethically, we will ensure the continuance of our reputation as a preeminent supplier of technology services and products to both the government and industry.

This Code may be changed at any time with or without notice. Adherence to this Code and the Program constitutes a term of employment, but the Code shall not otherwise alter the employment relationship of any employee or limit the right of either Alion or any employee to terminate that employment relationship with or without notice and with or without cause.

SUPPLEMENT TO ALION CODE OF ETHICS, CONDUCT, AND RESPONSIBILITY
Code of Ethics for Finance Employees

Effective November 2007

This Code of Ethics applies to the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Controller or other personnel performing similar functions (collectively “Finance Employees”). This Code is intended to supplement the Alion Code of Ethics, Conduct and Responsibility and its implementing policies and procedures. To ensure complete and accurate financial records and reporting, all Finance Employees will:

a.	Act with honesty and integrity and avoid actual or apparent conflicts of interest;

b.	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable;

c.	Comply with rules and regulations of federal, state and local governments, and other applicable private and public regulatory agencies;

d.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

e.	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage;

f.	Share knowledge and maintain skills important and relevant to constituents’ needs;

g.	Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community; and

h.	Exercise responsible use of and control over all assets and resources employed or entrusted.

Sarbanes-Oxley Compliance
The Sarbanes-Oxley Act of 2002 (the “Act”) imposes duties and significant penalties for non-compliance on public companies and their executives, directors, auditors, attorneys and securities analysts.

Because Alion is an issuer of securities that is required to file an annual report on Form 10-K with the Securities and Exchange Commission (“SEC”), there are numerous aspects of the Act that impact Alion. These include, for example, rules governing the independence of Alion’s independent financial auditor, requirements on the qualifications of members of the Board’s Audit and Finance Committee, enhanced financial disclosures in filings with the SEC, restrictions on conflicts of interest, and criminal accountability for fraud.
Pursuant to the Act, the SEC has issued rules requiring the CEO and CFO to certify that:

1.	The annual report does not contain untrue statements or material omissions;

2.	The financial statements fairly present, in all material respects, the financial condition and results of operations;

3.	Such officers are responsible for internal controls designed to ensure that they receive material information regarding the issuer and consolidated subsidiaries;

4.	The internal controls have been reviewed for their effectiveness within 90 days prior to the report; and

5.	Any significant changes to the internal controls have been reported.

Consistent with the best practices implemented by public companies, Alion’s CEO and CFO require certain executives who report directly to them to make an internal certification that these executives have provided the CEO or CFO will all necessary information. Such internal certifications, called “sub-certifications,” are not filed with the SEC, but nevertheless provide the company with assurance that it has obtained all facts necessary to file a proper report to the SEC. In most cases, the CEO’s and CFO’s direct reports will similarly require their reports to make a second-tier sub-certification.

Any questions regarding this Code should be directed to the Alion Law Department or through other channels as set forth in the Code of Ethics, Conduct and Responsibility.